Exhibit 3.13

CERTIFICATE OF FORMATION

OF

Denton Telecom Investors I, LLC

1. The name of the limited liability company is Denton Telecom Investors I, LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Denton Telecom Investors I, LLC this 10th day of September, 2002.

BY:	/s/ Vanessa E.Tollis

Vanessa E. Tollis, Authorized Person